UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 20, 2015
GT ADVANCED TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-34133	03-0606749
(Commission File Number)	(I.R.S. Employer Identification No.)

243 Daniel Webster Highway, Merrimack, New Hampshire 03054
(Address of principal executive offices)
(603) 883-5200
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):
[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As previously disclosed in the Current Report on Form 8-K filed by GT Advanced Technologies Inc. (the “Company”), on October 6, 2014, the Company and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of New Hampshire (the “Bankruptcy Court”) for reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code. The Debtors’ Chapter 11 cases (the “Chapter 11 Cases”) are being jointly administered under the caption In re GT Advanced Technologies Inc., et al, Case No. 14-11916 (HJB).
Item 1.01. Entry into a Material Definitive Agreement.
Intercompany Settlement Agreement
On July 20, 2015, GTAT Corporation (“GTAT Corp.”), GT Advanced Equipment Holding LLC (“GT SPE”), and GT Advanced Technologies Limited (“GT Hong Kong”), each a subsidiary of the Company, entered into an Intercompany Settlement Agreement and certain agreements related thereto (collectively, the “Intercompany Settlement Agreement”). By order dated, July 20, 2015, the Bankruptcy Court approved the Intercompany Settlement Agreement.
In accordance with the Intercompany Settlement Agreement, GT Hong Kong made a $10 million cash payment to GTAT Corp. and issued (i) a priority note in the principal amount of $22.5 million (the “Priority Note”) and (ii) a contingent note in the principal amount of $130 million (the “Contingent Note”). In addition, under the Intercompany Settlement Agreement, GTAT Corp. and GT Hong Kong both assumed the following prepetition intercompany agreements, with certain amendments:

•
License Agreement, effective as of April 1, 2011, as modified by that certain Sapphire Transfer Pricing Analysis and Report for Fiscal Year Ended March 31, 2012, issued January 21, 2013 (the “ASF License Agreement”);

•	Agreement for Sharing Development Costs, effective as of April 11, 2011 (the “Cost Sharing Agreement”);

•
License Agreement, effective as of July 5, 2010, as modified by that certain Amendment No. 1 to License Agreement, effective as of April 3, 2011, and as further modified by that certain Polysilicon Transfer Pricing Analysis and Report for the Calendar Year Ended December 31, 2013 (the “Poly/DSS License Agreement”);

•	Management and Administrative Services Agreement, effective as of July 5, 2010 (the “2010 Services Agreement”); and

•	Management and Administrative Services Agreement, effective as of April 3, 2011 (the “2011 Services Agreement”).
The payment of the $10 million in cash and the issuance of the Priority Note and the Contingent Note resolve all outstanding obligations under these prepetition intercompany agreements through the end of the second quarter of 2015.
The Intercompany Settlement Agreement also requires GT Hong Kong to make certain contingent payments to GTAT Corp. upon the sale of advanced sapphire furnaces (“ASF Furnaces”) by GT Hong Kong, the amount of which depends on whether the ASF Furnace sale is an ASF Furnace owned by GT Hong Kong as of July 20, 2015 (a “GT Hong Kong ASF Furnace”) or owned by GTAT Corp. or GT SPE as of July 20, 2015 (a “Mesa ASF Furnace”).
Priority Note and Contingent Note
In accordance with the Intercompany Settlement Agreement, on July 20, 2015, GT Hong Kong issued to GTAT Corp. (i) the Priority Note in the principal amount of $22.5 million and (ii) the Contingent Note in the principal amount of $130 million. The Priority Note bears interest at a rate per annum equal to 12.5% to be paid in kind on a monthly basis. The obligations under the Priority Note are secured by all of GT Hong Kong’s assets.

The Contingent Note bears interest at a rate per annum equal to 12.5% to be paid in kind on a monthly basis. The Contingent Note amortizes solely by application of the contingent payment in accordance with the Intercompany Settlement Agreement. The obligations under the Contingent Note are secured by certain assets of GT Hong Kong. The security interest securing the Contingent Note is junior to the security interest securing the Priority Note and senior to the security interest securing the Intercompany Sales Agreement.
Intercompany Sales Agreement
In accordance with the Intercompany Settlement Agreement, on July 20, 2015, GTAT Corp., GT SPE, and GT Hong Kong also entered into an intercompany sales agreement (the “Intercompany Sales Agreement”), pursuant to which GTAT Corp. and GT SPE agreed to sell ASF Furnaces to GT Hong Kong, subject to the terms and conditions in the Intercompany Sales Agreement.
As security for GT Hong Kong’s obligations to pay GTAT Corp. or GT SPE for the Mesa ASF Furnaces, GT Hong Kong granted to GTAT Corp. and GT SPE, respectively, a security interest in certain collateral. The security interest granted under the Intercompany Sales Agreement is junior to the security interest that secures GT Hong Kong’s obligations under the Priority Note and the Contingent Note.
Debenture
In accordance with the Intercompany Settlement Agreement, on July 20, 2015, GTAT Corp., GT SPE, and GT Hong Kong also entered into a Hong Kong law debenture, pursuant to which GT Hong Kong granted floating liens under Hong Kong law in the various collateral pools securing its obligations under the Priority Note, the Contingent Note, and the Intercompany Sales Agreement.
Amendments to Prepetition Intercompany Agreements
In accordance with the Intercompany Settlement Agreement, on July 20, 2015, GTAT Corp. and GT Hong Kong also agreed to make certain amendments to the ASF License Agreement, the Cost Sharing Agreement, the Poly/DSS License Agreement, the 2010 Services Agreement and the 2011 Services Agreement. These amendments include modifications to the term of each of the prepetition intercompany agreements and additional termination rights based on events of default under the Priority Note and the Contingent Note or a breach under the Intercompany Settlement Agreement and the documents related thereto.
Under the First Amendment to the Cost Sharing Agreement, GTAT Corp. also agreed to provide GT Hong Kong with the technology necessary to upgrade GT Hong Kong’s ASF Furnaces to produce 165 kg sapphire boules and all further developments under the Cost Sharing Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
GT ADVANCED TECHNOLOGIES INC.
Dated: July 20, 2015
/s/ Hoil Kim

By:	Hoil Kim

Its:	Vice President, Chief Administrative Officer, General Counsel and Secretary